UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ASIA ENTERTAINMENT & RESOURCES LTD.

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	Not Applicable
(State of Incorporation	(I.R.S. Employer
or Organization)	Identification No.)

Unit 605, East Town Building, 16 Fenwick Street, Wanchai, Hong Kong

(Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Subscription Rights to Purchase Ordinary Shares	The NASDAQ Stock Market LLC

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates: ______________.

Securities to be registered pursuant to Section 12(g) of the Act: ______________.

Item 1. Description of Registrant's Securities to be Registered.

On June 6, 2013, each record holder of ordinary shares on June 3, 2013 will receive one subscription right for every two ordinary shares owned as of June 3, 2013, rounded down to the nearest whole right. The subscription rights will be evidenced by transferable rights certificates. An aggregate of 20,225,582 subscription rights will be issued. Each subscription right entitles the holder to purchase one ordinary share upon delivery of the required subscription documents and payment of the subscription price of $3.00 per share prior to the expiration of the rights offering on June 21, 2013. A holder may exercise all or a portion of its subscription rights or it may choose not to exercise its rights. In order to properly exercise the subscription right, the holder must deliver the subscription payment and a properly completed rights certificate, or if the holder holds its rights through a broker, dealer, custodian bank or other nominee, the holder must complete and return to its record holder the form entitled “Beneficial Owner Election Form” or such other appropriate documents as are provided by its record holder.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Form of Second Amended Memorandum and Articles of Association (included as Annex D to the Proxy Statement filed as Exhibit 10.1 to the Report of Foreign Private Issuer on Form 6-K filed on January 19, 2010 and incorporated herein by reference)

4.1	Specimen Ordinary Share Certificate (filed as an exhibit to Amendment No. 2 to the registrant’s Registration Statement on Form S-1 filed on January 31, 2008 and incorporated herein by reference.)

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: June 4, 2013

ASIA ENTERTAINMENT & RESOURCES LTD.

By:	/s/ Li Chun Ming Raymond
Name:	Li Chun Ming Raymond
Title:	Chief Financial Officer

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